UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/29/2007

QUAKER CHEMICAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12019

Pennsylvania	23-0993790
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Quaker Park, 901 Hector Street, Conshohocken, Pennsylvania 19428
(Address of principal executive offices, including zip code)

610-832-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Quaker Chemical Corporation ("Quaker") is in the process of entering into Change of Control Agreements with certain of its executive officers, including Messrs. Mark A. Harris and Wilbert Platzer. The executive officers will be entitled, if terminated (other than by Quaker for cause, not for good reason by the executive officer, disability or death) within two years following a change of control, to severance in the amount of 18 months of salary and annual bonus or, if greater, severance prescribed by law in foreign jurisdictions. Annual bonus is calculated by averaging the annual bonuses paid in the three years immediately preceding the year in which the change of control occurs. In addition, the executive officers are entitled to any annual bonus or long-term bonuses in effect during the year in which the severance event occurs calculated at target, one year outplacement services, and participation in our health, dental and life insurance programs as if still employed for a period of 18 months. These benefits will be paid or provided only if the executive officer signs a general release of claims. In addition, the benefits and payments will be discontinued if the executive officer violates the confidentiality provisions of the change in control agreement (at any time) or the noncompete provisions of the change in control agreement (during employment or the one-year period thereafter).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Date: April 02, 2007	By:	/s/ D. Jeffry Benoliel
D. Jeffry Benoliel
Vice President, Secretary and General Counsel